STONEGATE MORTGAGE CORPORATION REPORTS FOURTH QUARTER
AND ANNUAL 2014 FINANCIAL RESULTS

Indianapolis, Ind. - February 26, 2015 - Stonegate Mortgage Corporation ("Stonegate Mortgage" or the "Company") (NYSE: SGM), a specialty finance company that operates as an intermediary focused on providing investment yield opportunities in the residential mortgage market to investors through originating, financing, and servicing U.S. residential mortgage loans, today reported results for the quarter and year ended December 31, 2014.

Jim Cutillo, Chief Executive Officer of Stonegate Mortgage commented, “The decline in interest rates toward the end of the fourth quarter resulted in significant increases in principal payoffs and a negative fair market value adjustment to our mortgage servicing portfolio. Based on industry estimates, our originations segment was able to continue its growth in market share during the quarter by approximately 10 basis points. Our outlook for 2015 continues to be positive as we expect to continue to grow our market share gains and execute on our strategic initiatives, while maintaining a strong balance sheet and liquidity.  While the housing market has not recovered at the pace that most economists expected, Stonegate has made investments that we believe will allow us to take advantage of the current conditions and future conditions in the housing finance market."

Mortgage loan origination volume decreased 5% to $3.369 billion during the fourth quarter of 2014 from $3.537 billion in originations in the third quarter of 2014 and grew 41% from origination volume of $2.382 billion in the fourth quarter of 2013. Full year 2014 mortgage loan origination volume increased 45%, to $12.635 billion from $8.707 billion in 2013.

The Company's servicing portfolio, as measured by unpaid principal balance ("UPB"), ended the fourth quarter of 2014 at $18.3 billion, an increase of 3% from the third quarter of 2014 UPB of $17.7 billion, and up 54% over the fourth quarter of 2013 UPB of $11.9 billion.

Mortgage loan funded volume1 through the Company's warehouse lines of credit provided to its correspondent and other customers in the Company's Financing segment increased 44% to $472.4 million in the fourth quarter of 2014 from $328.2 million in the third quarter of 2014 and increased 888% from $47.8 million in the fourth quarter of 2013.

Revenues decreased 58% to $26.5 million in the fourth quarter of 2014 from $63.1 million in the third quarter of 2014 and decreased 39% from $43.8 million in the fourth quarter of 2013. Lower interest rates and a flattening in the yield curve resulted in lower GAAP revenue primarily in interest income, payoffs and principal amortization of MSRs and fair market value adjustments. Full year 2014 revenue increased 18% to $185.6 million from $157.9 million in 2013.

Net loss for the fourth quarter of 2014 was $21.4 million, or $0.83 per diluted share, compared to net loss of $1.7 million, or $0.07 per diluted share, in the third quarter of 2014 and net income of $2.1 million, or $0.08 per diluted share in the fourth quarter of 2013. Net loss for the full year 2014 was $30.7 million, or $1.19 per diluted share, compared to net income of $22.6 million, or $1.32 per diluted share for the full year 2013.

1 Excludes Crossline from all periods. Prior to the integration, Crossline Capital was considered a NattyMac account. Beginning on October 1, 2014, Crossline's volume was no longer funded through NattyMac.

Adjusted net loss2 was $1.2 million, or $0.05 per diluted share1, for the fourth quarter of 2014, after excluding pre-tax non-cash mortgage servicing rights valuation adjustments of $32.3 million and adding certain other pre-tax non-cash expense items and other non-routine expenses totaling $2.0 million. Adjusted net income was $4.1 million, or $0.15 per diluted share, for the third quarter of 2014 and $2.7 million, or $0.11 per diluted share, for the fourth quarter 2013. Full year 2014 adjusted net income was $15.6 million, or $0.61 per diluted share. Full year 2013 adjusted net income was $15.6 million, or $0.91 per diluted share. Refer to page 7 for a reconciliation of adjusted net income and adjusted diluted earnings per share to the most directly comparable measures calculated in accordance with GAAP.

2 Adjusted net (loss) income and adjusted diluted (loss) earnings per share are considered non-GAAP financial measures. These non-GAAP financial measures are performance measures and are presented to provide additional information about our core operations. See page 7 of this release for a discussion of the use of these non-GAAP measures and a reconciliation of each of these non-GAAP measures to the most comparable measure prepared in accordance with GAAP.

January/February 2015 Key Operating Highlights

•	Total origination volume was $875.8 million during the month of January 2015, down 22% compared with average origination volume of $1,122.9 million per month during the fourth quarter of 2014.

•	Average mortgage loans locked per business day in January 2015 increased 17% to $79.4 million, compared with average locks per business day of $68.0 million during the fourth quarter of 2014.

•	Retail locks per day grew 53% in January 2015 to $19.6 million to represent 25% of total lock volume, compared to 19% of total lock volume during the fourth quarter of 2014.

•
Wholesale locks per day increased in January 2015 to $23.7 million, up 45% compared to $16.4 million during the fourth quarter of 2014. Wholesale locks represented 30% of total lock volume in January, compared to 24% of total lock volume during the fourth quarter of 2014.

•
On February 20, 2015, the Company entered into a letter of intent to sell approximately $3.0 billion in FNMA and FHLMC MSRs to an unrelated third party.  The anticipated closing date of the transaction is March 31, 2015.

Conference Call and Webcast

The Company will host a conference call tomorrow, February 27, 2015, at 8:30 a.m. EST in which management will discuss the fourth quarter and annual 2014 earnings results.

To access the call please dial (877) 303-5863 from the United States, or (678) 304-6908 from outside the U.S. The conference call I.D. number is 61456192. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through March 27, 2015 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 61456192.

This call will also be available as a live webcast which can be accessed at Stonegate Mortgage's Investor Relations Website at http://investors.stonegatemtg.com/. Presentation materials for the call will also be available on the Company's Investor Relations Website at http://investors.stonegatemtg.com/.

About Stonegate Mortgage Corporation

Founded in 2005, Stonegate Mortgage Corporation (NYSE: SGM) is a leading, publicly traded, non-bank mortgage company that originates, finances and services agency and non-agency residential mortgages through its network of retail offices and approved third party originators. Stonegate Mortgage also provides financing through its fully integrated warehouse lending platform, NattyMac. Stonegate Mortgage’s operational excellence, financial strength, dedication to customer service and commitment to technology have positioned the firm as a leading provider in the emerging housing finance market.

For more information on Stonegate Mortgage Corporation, please visit www.stonegatemtg.com.

Stonegate Mortgage Corporation
Key Operating Statistics
(Unaudited)

	Three Months Ended			Years Ended December 31,
(In millions)	December 31, 2014	September 30, 2014	December 31, 2013	2014	2013
Origination volume by channel:
Retail	$565.3	$573.7	$131.9	$1,869.0	$628.9
Wholesale	818.4	871.3	416.5	2,841.7	1,636.5
Correspondent	1,985.2	2,092.3	1,833.3	7,924.1	6,441.5
Total origination volume	$3,368.9	$3,537.3	$2,381.7	$12,634.8	$8,706.9

Average origination volume per business day	$57.1	$55.3	$39.7	$50.9	$35.0

Mortgage loan locks volume:
Mortgage loans locked	$4,010.8	$4,151.8	$2,986.8	$16,287.7	$11,294.2
Average mortgage loans locked per business day	$68.0	$64.9	$49.8	$65.2	$45.4

	As of
	December 31, 2014	September 30, 2014	December 31, 2013
Servicing portfolio	$18,336.7	$17,667.0	$11,923.5

Stonegate Mortgage Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Years Ended December 31,
(In thousands, except per share data)	December 31, 2014	September 30, 2014	December 31, 2013	2014	2013
Revenues
Gains on mortgage loans held for sale, net	$37,622	$44,031	$21,942	$156,925	$83,327
Gains on sales of mortgage servicing rights	(76)	1,158	—	1,082	—
Changes in mortgage servicing rights valuation	(32,327)	(5,954)	5,169	(56,924)	22,967
Payoffs and principal amortization of mortgage servicing rights	(9,416)	(6,941)	(2,396)	(23,735)	(8,545)
Loan origination and other loan fees	7,257	7,752	5,589	26,817	21,227
Loan servicing fees	12,092	12,350	7,880	44,407	22,204
Interest income	11,393	10,658	5,661	37,045	16,767
Total revenues	26,545	63,054	43,845	185,617	157,947

Expenses
Salaries, commissions and benefits	36,419	37,644	23,871	142,625	72,475
General and administrative expense	10,194	9,044	8,059	36,663	23,085
Interest expense	9,072	7,984	3,454	27,225	14,426
Occupancy, equipment and communication	5,222	4,540	3,740	18,666	9,843
Provision for mortgage repurchases and indemnifications-change in estimate	(884)	801	610	822	(417)
Depreciation and amortization expense	1,530	1,395	830	5,201	2,209
Loss on disposal and impairment of long lived assets	1,305	—	80	1,527	105
Total expenses	62,858	61,408	40,644	232,729	121,726

(Loss) income before income tax expense	(36,313)	1,646	3,201	(47,112)	36,221
Income tax (benefit) expense	(14,929)	3,325	1,136	(16,433)	13,623
Net (loss) income	(21,384)	(1,679)	2,065	(30,679)	22,598
Less: preferred stock dividends	—	—	—	—	(27)
Net (loss) income attributable to common stockholders	$(21,384)	$(1,679)	$2,065	$(30,679)	$22,571

(Loss) earnings per share
Basic	$(0.83)	$(0.07)	$0.08	$(1.19)	$1.61

Diluted	$(0.83)	$(0.07)	$0.08	$(1.19)	$1.32

Stonegate Mortgage Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands, except share and per share data)	December 31, 2014	December 31, 2013

Assets
Cash and cash equivalents	$45,382	$43,104
Restricted cash	4,482	730
Mortgage loans held for sale, at fair value	1,048,347	683,080
Servicing advances	11,193	4,177
Derivative assets	12,560	19,673
Mortgage servicing rights, at fair value	204,216	170,294
Property and equipment, net	17,047	12,640
Loans eligible for repurchase from GNMA	109,397	26,268
Warehouse lending receivables	85,431	12,089
Goodwill and other intangible assets, net	7,390	9,072
Subordinated loan receivable	30,000	—
Other assets	21,106	8,762
Total assets	$1,596,551	$989,889

Liabilities and stockholders' equity
Liabilities
Secured borrowings - mortgage loans	$592,798	$342,393
Mortgage repurchase borrowings	472,045	223,113
Warehouse lines of credit	1,374	7,056
Secured borrowings - mortgage servicing rights	75,970	—
Operating lines of credit	2,000	6,499
Accounts payable and accrued expenses	28,350	25,097
Derivative liabilities	9,044	3,520
Reserve for mortgage repurchases and indemnifications	4,967	3,709
Due to related parties	—	608
Contingent earn-out liabilities	3,005	3,791
Liability for loans eligible for repurchase from GNMA	109,397	26,268
Deferred income tax liabilities, net	11,831	28,379
Other liabilities	5,695	11,955
Total liabilities	1,316,476	682,388

Stockholders' equity
Common stock, par value $0.01, shares authorized – 100,000,000; shares issued and outstanding: 25,780,973 and 25,769,236 for the years ended December 31, 2014 and 2013	264	264
Additional paid-in capital	267,083	263,830
Retained earnings	12,728	43,407
Total stockholders' equity	280,075	307,501
Total liabilities and stockholders' equity	$1,596,551	$989,889

Stonegate Mortgage Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Years Ended December 31,
(In thousands)	2014	2013
Operating Activities
Net (loss) income	$(30,679)	$22,598
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization expense	5,201	2,209
Loss on disposal and impairment of long lived assets	1,527	105
Amortization of debt discount	—	1,522
Forgiveness of note receivable from stockholder	—	214
Gains on mortgage loans held for sale, net	(156,925)	(83,327)
Gain on sale of mortgage servicing rights	(1,082)	—
Changes in mortgage servicing rights valuation	56,924	(22,967)
Payoffs and principal amortization of mortgage servicing rights	23,735	8,545
Provision for (release of) reserve for mortgage repurchases and indemnifications - change in estimate	822	(417)
Stock-based compensation expense	3,253	2,579
Deferred income tax (benefit) expense	(16,433)	13,623
Changes in contingent earn-out liabilities	(28)	(10)
Proceeds from sales and principal payments of mortgage loans held for sale	12,299,824	8,243,565
Originations and purchases of mortgage loans held for sale	(12,635,574)	(8,706,887)
Repurchase and indemnifications of previously sold loans	(16,784)	(4,070)
Changes in operating assets and liabilities:
Restricted cash	(3,752)	2,945
Servicing advances	(7,016)	(3,239)
Warehouse lending receivables	(73,342)	(12,089)
Other assets	(6,482)	(5,466)
Accounts payable and accrued expenses	(3,730)	16,721
Due to related parties	(608)	260
Net cash used in operating activities	(561,149)	(523,586)

Investing activities
Net proceeds from sale of mortgage servicing rights	41,653	—
Subordinated loan receivable	(30,000)	—
Purchases of property and equipment	(8,634)	(9,939)
Purchases in a business combination, net of cash acquired	(258)	(5,919)
Purchase of mortgage servicing rights	(2,009)	(1,543)
Repayment of notes receivable from stockholder	—	8
Net cash provided by (used in) investing activities	752	(17,393)

Financing activities
Proceeds from borrowings under mortgage funding arrangements and operating lines of credit	40,006,303	18,516,065
Repayments from borrowings under mortgage funding arrangements and operating lines of credit	(39,440,977)	(18,172,266)
Payments of contingent earn-out liabilities	(1,361)	—
Payments of debt issuance costs	(1,290)	—
Proceeds from borrowing from stockholder	—	10,000
Repayment of borrowing from stockholder	—	(4,345)
Payments of capital lease obligations	—	(14)
Net proceeds from issuance of common stock	—	225,573
Payment of equity issuance costs	—	(5,959)
Payment of preferred stock dividends	—	(27)
Net cash provided by financing activities	562,675	569,027

Change in cash and cash equivalents	2,278	28,048
Cash and cash equivalents at beginning of period	43,104	15,056
Cash and cash equivalents at end of period	$45,382	$43,104

Stonegate Mortgage Corporation
GAAP Reconciliation
(Unaudited)

We calculate adjusted net (loss) income and adjusted diluted (loss) earnings per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Adjusted net (loss) income and adjusted diluted earnings per share exclude certain items that we do not consider part of our core operating results, including changes in valuation inputs and assumptions on our MSRs, stock-based compensation expenses, and ramp-up and other non-routine expenses associated primarily with our acquired Nationstar business and acquisition related costs. Ramp-up costs include the advance hiring of servicing and originations staff, recruiting expenses, travel, licensing and legal expenses. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for total revenues, (loss) income before income tax expense, net (loss) income or diluted (loss) earnings per share prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. These non-GAAP financial measures are performance measures and are presented to provide additional information about our core operations.

	Three Months Ended			Years Ended December 31,
(In thousands, except per share data)	December 31, 2014	September 30, 2014	December 31, 2013	2014	2013
Net (loss) income	$(21,384)	$(1,679)	$2,065	$(30,679)	$22,598
Adjustments:
Interest expense associated with term loan	—	—	—	—	1,587
Changes in valuation inputs and assumptions on MSRs	32,327	5,954	(5,169)	56,924	(22,967)
Stock-based compensation expense	699	783	837	3,254	2,579
Ramp-up and other non-routine expenses	1,290	—	5,247	10,883	7,386
Acquisition related costs	—	—	146	49	146
Tax effect of adjustments	(14,108)	(936)	(423)	(24,804)	4,238
Adjusted net (loss) income	$(1,176)	$4,122	$2,703	$15,627	$15,567

Diluted weighted average shares outstanding	25,771	25,770	24,971	25,770	17,113

Diluted (loss) earnings per share	$(0.83)	$(0.07)	$0.08	$(1.19)	$1.32
Adjustments:
Interest expense associated with term loan	—	—	—	—	0.09
Changes in valuation inputs and assumptions on MSRs	1.25	0.23	(0.21)	2.21	(1.34)
Stock-based compensation expense	0.03	0.03	0.03	0.13	0.15
Ramp-up and other non-routine expenses	0.05	—	0.21	0.42	0.43
Acquisition related costs	—	—	0.01	—	0.01
Tax effect of adjustments	(0.55)	(0.04)	(0.01)	(0.96)	0.25
Adjusted diluted (loss) earnings per share	$(0.05)	$0.15	$0.11	$0.61	$0.91

Forward Looking Statements

Various statements contained in this earnings release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward- looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this earnings release speak only as of the date of this earnings release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed in the “Risk Factors” section within our 2013 Annual Report on Form 10-K filed on March 14, 2014, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Media:
Sloane & Company (on behalf of Stonegate Mortgage Corporation)
Whit Clay
W: 212-446-1864
wclay@sloanepr.com
or
Investor:
Stonegate Mortgage Corporation
Michael McFadden
W: 317-663-5904
michael.mcfadden@stonegatemtg.com